EXHIBIT 99.1

[ProxyMed Logo]

Company News Release

FOR IMMEDIATE RELEASE

IMPORTANT NOTE: ProxyMed’s live teleconference call to discuss its third quarter 2003 results is accessible by calling 1-888-806-9460 beginning at 10:00 a.m. Eastern Time on Tuesday, October 28, 2003 and will be simultaneously broadcast on the Internet at www.proxymed.com. Replays of the teleconference call will be available at www.proxymed.com after 1:00 p.m. Eastern Time on October 28th.

Contact:
Judson E. Schmid
Chief Financial Officer
(954) 473-1001, ext. 353
investorrelations@proxymed.com

PROXYMED REPORTS THIRD QUARTER 2003 RESULTS
- Company reports continued improvement in operating results and provides outlook for balance of 2003 –

     Fort Lauderdale, Florida (Business Wire) October 27, 2003 – ProxyMed, Inc. (Nasdaq: PILL), a leading provider of healthcare transaction processing services and the nation’s second largest processor of physician-based healthcare transactions, today reported its operating results for the third quarter of 2003. The operations of MedUnite, Inc. (a wholly-owned subsidiary of ProxyMed), which was acquired on December 31, 2002, are included in the 2003 results.

Third Quarter 2003 Results

     ProxyMed reported revenues of $18.1 million for the third quarter of 2003, an increase of 40% compared to revenues of $12.9 million for the same period of 2002. For the third quarter, net income applicable to common shareholders and diluted net income per share were $4.0 million and $0.58, respectively, compared to net income of $0.7 million and diluted net income per share of $0.11 for the third quarter of 2002. Diluted weighted average shares outstanding for the quarters ended September 30, 2003 and 2002 were 6,867,725 and 6,785,096, respectively.

     The third quarter financial results include other income of $4.0 million related to the increase in value of a warrant held by the Company as a result of a “mark-to-market” non-cash accounting adjustment. If the warrant expires unexercised in December 2003, the Company will take a non-cash charge equal to the then carrying value of this warrant. Excluding this other income, the Company would have reported a nominal net loss resulting in zero earnings per share.

     Additionally, for the third quarter of 2003, the Company reported an EBITDA profit (a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization, and other income) of $1.6 million, compared to an EBITDA profit of $1.1 million a year ago. The management of ProxyMed believes that EBITDA and EBITDA margin are meaningful measurements of operating performance as they allow for comparison of performance between other competitors in the healthcare IT industry and serve as factors in determining its management performance compensation. EBITDA margin is defined as EBITDA as a percentage of revenue.

     “With the continued efforts of our integration plans, we met our commitment to bring MedUnite to positive EBITDA in the third quarter. In addition, we reported expanding EBITDA margins on a consolidated basis, including a record 16.6% margin in our transaction business. Excluding the non-cash income from the warrant, we were at break-even at the EPS line for the quarter and we have increasing positive cash flow from operations,” said Judson E. Schmid, ProxyMed’s Chief Financial Officer.

Year-to-Date 2003 Results

     ProxyMed reported revenues of $53.2 million for the nine months ended September 30, 2003, an increase of 44% compared to revenues of $37.0 million for the same period of 2002. For the 2003 period, net income applicable to common shareholders and net income per share were $1.2 million and $0.18, respectively, compared to a net income of $0.6 million and diluted net income per share of $0.10 for the 2002 period. Diluted weighted average shares outstanding for the nine months ended September 30, 2003 and 2002 were 6,815,247 and 6,282,258, respectively.

     As noted above, the financial results for the nine months ended September 30, 2003 include a non-cash accounting adjustment reported as other income of $4.8 million related to the increase in value of a warrant held by the Company.

     For the nine months ended September 30, 2003, the Company reported an EBITDA profit of $1.1 million, compared to an EBITDA profit of $2.6 million for the same period last year.

     Cash flow provided by operations for the nine months ended September 30, 2003 was $0.5 million compared to $1.4 million for the prior year. During the quarter ended September 30, 2003, cash flow provided by operations increased by $1.1 million over last quarter. Total cash at September 30, 2003, including restricted cash, was approximately $7.3 million.

Segment Performance

Transaction Services (formerly called “Electronic Healthcare Transaction Services”)

     As noted above, since MedUnite was not acquired until December 31, 2002, its operations are not included in the 2002 results reported. Additionally, although the integration of MedUnite into ProxyMed’s existing operations will continue throughout 2003, today the organizations are run and managed as one operating unit. As a result, meaningful separate operating results and statistics are no longer available.

     The Transaction Services segment reported revenues of $11.8 million for the third quarter of 2003, an increase of 106% compared to revenues of $5.7 million for the 2002 period. For the nine months ended September 30, 2003, segment revenues were $35.1 million, an increase of 115% compared to revenues of $16.3 million for the 2002 period. The year-to-year increases were driven by strong internal growth, with total transactions increasing 20% over the past three quarters, and more significantly by transactions generated at MedUnite. On a sequential basis, revenue decreased by 1% from the second quarter of 2003, although EBITDA improved significantly (see below). This sequential decline in revenue was primarily the result of good internal growth at normal margins being offset by transactions lost from a gateway partner (at lower than average EBITDA margins) that redirected a significant amount of its volume away from the Company in the third quarter of 2003.

     As shown in the table below, total healthcare transactions processed during the third quarter of 2003 were 56.1 million, up 92% from the 29.2 million transactions processed in the third quarter of 2002. On a sequential basis, total transactions increased slightly (due to an increase in the number of lower-priced encounters processed in the quarter) while core transactions processed decreased by 2% primarily due to the volume decline from a gateway partner, noted above.

     Management considers the following metrics important to monitor its transaction business:

	Q/E	Q/E	Q/E
Description	9/30/03	6/30/03	9/30/02

Core transactions (excluding encounters)	49,573,400	50,877,000	23,211,800

Encounters	6,509,900	5,106,100	5,977,400

Total transactions	56,083,300	55,983,100	29,189,200

     As noted in its last quarter’s press release, ProxyMed rolled out in July the first phase of its new real-time processing web portal, ProxyMed.net. This portal combines the services formerly available on both ProxyMed.com and MedUnite.net and is aimed at making real-time transactions more accessible to its providers and partners. ProxyMed has now completed the rollout of all real-time transaction services and the migration of its ProxyMed and MedUnite existing real-time payers and customers to the new integrated portal. The Company is on track to complete the final phase of the project with the migration of direct data entry claims clients by the end of the year.

     Additionally, ProxyMed took two major steps to increase its ability to offer value-added services built around its core transaction processing business. First the Company announced its new FirstProxy ERA/EFT service for providers and payers in partnership with First Data Corporation. In addition, the Company launched its claims repricing and cost containment services for payers with PlanVista Corporation. Initial reaction to both services in the marketplace has been encouraging and the Company signed its first contract for cost containment services last week. Finally, during the quarter, the Company went live with end to end HIPAA compliant transactions, and in accordance with its contingency plan for compliance with the October 16th deadline for transaction code sets, the process to complete the migration of payers to HIPAA-compliant interfaces will continue through the end of the year.

     SG&A expenses increased by 112% in the third quarter over same period in 2002 primarily due to SG&A expenses incurred related to MedUnite’s operations, continued HIPAA remediation efforts, implementation staffing, and sales/marketing programs implemented since last year. SG&A expenses for the nine months ended September 30, 2003 increased 144% over the 2002 period. Sequentially, SG&A expenses decreased by 12%, from $6.9 million in the second quarter of 2003 to $6.1 million in the third quarter as the Company continued to realize operational synergies from its MedUnite integration efforts.

     EBITDA profits in the third quarter from this segment were $2.0 million compared to EBITDA profits of $0.6 million in the third quarter of 2002. EBITDA profits for the nine months ended September 30, 2003 were $1.9 million compared to EBITDA profits of $1.4 million in the 2002 period. Sequentially, EBITDA profits increased 136% and EBITDA margins improved from 6.9% to 16.6% for the third quarter.

     Depreciation and amortization related to ProxyMed’s transaction business was $1.2 million for the third quarter of 2003. For the nine months ended September 30, 2003, depreciation and amortization was $3.3 million. In the third quarter of 2003, the Company commenced amortization of its ProxyMed.net real-time processing platform. Of the 2003 amounts, $0.6 million and $1.5 million are related to the amortization of intangible assets acquired in the acquisition of MedUnite for the three and nine months ended September 30, 2003, respectively.

     As a result of the $13.4 million in convertible debt issued to the former owners of MedUnite and the financing of certain liabilities of MedUnite during the 2003 period, the Company incurred net interest expense of $0.2 million during the quarter in the Transaction Services segment. For the nine months ended September 30, 2003, net interest expense was $0.7 million for this segment.

     “We are very pleased with the operating results of our Transactions Services business. We met our commitment to bring MedUnite to EBITDA profitability and drove our overall EBITDA margin to a record 16.6%. On the new sales side, our good progress in signing new business was unfortunately overshadowed by the loss of low-margin volume from a gateway partner, but our implementation backlog is very strong at approximately $4 million in signed but not yet live business, and as the uncertainty of HIPAA gets behind us, we expect this to accelerate,” said Nancy J. Ham, ProxyMed’s President and Chief Operating Officer. “Our goal for the balance of the year is to complete our HIPAA remediation, renew our implementation efforts for customers signed, and move forward with our new products and services, all leading to an EBITDA margin exit rate of 20% or more at the end of the year in this business.”

Laboratory Communications Solutions

     The Laboratory Communications Solutions segment reported revenues of $6.2 million for the third quarter of 2003, a decrease of 12% compared to revenues of $7.1 million for 2002. For the nine months ended September 30, 2003, segment revenues decreased 12% from the 2002 period. Sequentially, however, revenues did improve by 9% over the second quarter of 2003 due to a slight pickup orders from national and regional clinical reference labs. However, the sluggish economy and continued softness in lab device purchases and contract manufacturing orders attributed to the quarterly and year-to-date revenue declines.

     For the third quarter of 2003, SG&A expenses in the lab segment decreased 10% from the 2002 period. For the nine months ended September 30, 2003, SG&A expenses decreased 8% from the 2002 period. These decreases were primarily due to proactive cost controls implemented early in the fourth quarter of 2002.

     EBITDA profits for the third quarter of 2003 decreased to $0.6 million from $1.1 million in the third quarter of 2002, with EBITDA margins decreasing to 10% in 2003 from 15% in the 2002 period. For the nine months ended September 30, 2003, EBITDA profits decreased to $1.9 million from $3.1 million in the 2002 period. Both the dollar declines in EBITDA profits and the decline in EBITDA margins result from the revenue decline and an increase in material costs resulting from a shift in the revenue mix away from higher margin value-add products.

     “We are encouraged with the slight rebound from last quarter but market-driven conditions continue to present challenges in this business segment. Although Lab Services remains a solid contributor to EBITDA profits for the Company, between the sluggish economy and the lack of any significant new business, we will find ourselves falling short of our expectations for Lab Services for the year,” said Nancy J. Ham. “Our goals for the future of this business include creating new opportunities with our existing customers and capitalizing on our relationships for transaction-based service solutions.”

Corporate

     As a result of increased liability insurance premiums, accounting and other professional fees and personnel costs, corporate SG&A expenses for the third quarter of 2003 increased 46% compared to the third quarter of 2002, and for the nine months ended September 30, 2003, increased 39% over the 2002 period. Sequentially, corporate SG&A costs increased 7% over the second quarter of 2003.

     As noted earlier, in conjunction with its commercial agreement signed with PlanVista Corporation for claims re-pricing services, ProxyMed received a warrant to purchase up to 15% of PlanVista common stock on a fully-diluted basis. At the end of September 2003, the value of this warrant was calculated at $5.2 million based on a valuation model that takes into account PlanVista’s market price at the end of the quarter. This increase in value resulted in non-cash other income in the Company’s statement of operations of $4.0 million and $4.8 million for the three and nine months ended September 30, 2003, respectively.

Outlook for Annual 2003 Results

     At the present time, ProxyMed believes that annual revenues will fall within the $71.0 and $73.0 million range with EBITDA profits in the range of $2.9 to $3.4 million. These ranges reflect the challenges to our Lab business and the lengthened period of time for conversion to HIPAA transaction standards for our providers and payers.

     “We are pleased with the improving operating results of our third quarter and the general progression of our metrics. I am especially pleased with the success of our transaction sales team in building the largest backlog of signed contracts with providers for new transactions in our history. As we complete the implementation of our integration plans, the roll-out of our new services and the pull-through of our backlog, we are well positioned for continued growth throughout the remainder of this year and 2004,” said Michael K. Hoover, ProxyMed’s Chairman and Chief Executive Officer.

     The Company plans to announce its guidance for 2004 in mid-December 2003.

About ProxyMed – Where Healthcare Connects™

     ProxyMed is the nation’s second largest provider-based electronic healthcare transaction services company. We provide connectivity services and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare providers and suppliers. ProxyMed’s services support a broad range of both financial and clinical transactions, and we are HIPAA certified through Claredi. To facilitate these services, ProxyMed operates Phoenix™, our secure national electronic information platform, which provides physicians and other primary care providers with direct connectivity to one of the industry’s largest list of payers, the largest list of chain and independent pharmacies and the largest list of clinical laboratories.

Safe Harbor Statement

Note: This press release contains forward-looking statements, including statements regarding our expectations of future profitability, that reflect our current assumptions and expectations regarding future events. While these statements reflect our current judgment, they are subject to risks and uncertainties. Actual results may differ significantly from projected results due to a number of factors, including, the soundness of our business strategies relative to the perceived market opportunities; our ability to integrate MedUnite into our existing operations, our ability to identify suitable future acquisition candidates; our ability to successfully integrate any future acquisitions; our ability to successfully develop, market, sell, cross-sell, install and upgrade our clinical and financial transaction services and applications to current and new physicians, payers, medical laboratories and pharmacies; our ability to compete effectively on price and support services; our assessment of the healthcare industry’s need, desire and ability to become technology efficient; and our ability and that of our business associates to comply with various government rules regarding healthcare and patient privacy. These and other risk factors are more fully discussed in the Risk Factors disclosure in our Form 10-K for the year ended December 31, 2002 and our other filings with the Securities and Exchange Commission, which we strongly urge you to read. We expressly disclaim any intent or obligation to update any forward-looking statements. When used, the words “believes,” “estimated,” “expects,” “anticipates,” “may” and similar expressions are intended to identify forward-looking statements.

More information on ProxyMed is available on its home page at www.proxymed.com.

PROXYMED, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (unaudited)
(amounts in thousands except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Revenues	$18,062	$12,858	$53,194	$36,988

Costs and expenses:
Cost of sales	7,270	5,897	22,188	17,061
Selling, general and administrative expenses	9,135	5,893	29,755	17,327
Depreciation and amortization	1,478	745	4,153	1,897
Loss on disposal of assets	9	—	119	—

Total operating costs and expenses	17,892	12,535	56,215	36,285

Operating income (loss)	170	323	(3,021)	703

Interest income (expense), net	(203)	136	(572)	251
Other income	4,041	265	4,793	265

Net income	4,008	724	1,200	1,219

Deemed dividends and other charges	—	—	—	612

Net income applicable to common shareholders	$4,008	$724	$1,200	$607

Basic earnings per share	$0.59	$0.11	$0.18	$0.10

Basic weighted average shares outstanding	6,783,095	6,741,772	6,782,991	6,178,441

Diluted earnings per share	$0.58	$0.11	$0.18	$0.10

Diluted weighted average shares outstanding	6,867,725	6,785,096	6,815,247	6,282,258

EBITDA (1)	$1,648	$1,068	$1,132	$2,600

(1)	EBITDA is a metric that ProxyMed believes is a meaningful measurement of operating performance as it allows for comparison of performance between other competitors in the healthcare IT industry. Additionally, ProxyMed utilizes EBITDA as one of the factors in determining its management performance rewards. The calculation of EBITDA has no basis in Generally Accepted Accounting Principles (“GAAP”).

     A reconciliation to Operating income (loss), a corresponding measure under GAAP is as follows:

EBITDA	$1,648	$1,068	$1,132	$2,600
Deduct: Depreciation and Amortization	1,478	745	4,153	1,897

Operating income (loss)	$170	$323	$(3,021)	$703

PROXYMED, INC. AND SUBSIDIARIES
Segment and Other Information (unaudited)
(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

Revenues:
Transaction services	$11,829	$5,735	$35,102	$16,345
Laboratory communication solutions	6,233	7,123	18,092	20,643

	$18,062	$12,858	$53,194	$36,988

Cost of sales:
Transaction services	$3,804	$2,250	$12,327	$6,449
Laboratory communication solutions	3,466	3,647	9,861	10,612

	$7,270	$5,897	$22,188	$17,061

Selling, general and administrative expenses:
Transaction services	$6,068	$2,865	$20,763	$8,498
Laboratory communication solutions	2,149	2,400	6,339	6,915
Corporate	918	628	2,653	1,914

	$9,135	$5,893	$29,755	$17,327

Depreciation and amortization:
Transaction services	$1,175	$417	$3,287	$1,144
Laboratory communication solutions	251	277	722	601
Corporate	52	51	144	152

	$1,478	$745	$4,153	$1,897

Operating income (loss):
Transaction services	$784	$203	$(1,382)	$254
Laboratory communication solutions	366	799	1,168	2,515
Corporate	(980)	(679)	(2,807)	(2,066)

	$170	$323	$(3,021)	$703

EBITDA:
Transaction services	$1,959	$620	$1,905	$1,398
Laboratory communication solutions	617	1,076	1,890	3,116
Corporate	(928)	(628)	(2,663)	(1,914)

	$1,648	$1,068	$1,132	$2,600

PROXYMED, INC. AND SUBSIDIARIES
Consolidated Balance Sheet (unaudited)
(amounts in thousands)

	September 30,	December 31,
	2003	2002

ASSETS

Current assets:
Cash and cash equivalents	$6,933	$16,378
Investment	5,289	—
Accounts receivable — trade, net	9,865	10,060
Notes and other receivables	333	503
Inventory	3,580	2,774
Other current assets	1,181	1,022

Total current assets	27,181	30,737
Property and equipment, net	5,345	5,719
Goodwill, net	31,456	32,797
Purchased technology, capitalized software and other intangibles, net	17,216	18,220
Restricted cash	403	825
Other assets	209	406

Total assets	$81,810	$88,704

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and current portion of long-term debt	$1,724	$—
Accounts payable, accrued expenses and other current liabilities	10,153	21,472
Deferred revenue	590	516

Total current liabilities	12,467	21,988
Convertible notes	13,400	13,400
Other long-term debt	2,313	—
Long-term deferred revenue and other long-term liabilities	1,688	2,581

Total liabilities	29,868	37,969

Stockholders’ equity:
Series C 7% Convertible preferred stock	—	—
Common stock	7	7
Additional paid-in capital	146,195	146,187
Accumulated deficit	(94,074)	(95,273)
Note receivable from stockholder	(186)	(186)

Total stockholders’ equity	51,942	50,735

Total liabilities and stockholders’ equity	$81,810	$88,704

PROXYMED, INC. AND SUBSIDIARIES
Consolidated Statement of Cash Flows (unaudited)
(amounts in thousands)

	Nine Months Ended September 30,

	2003	2002

Cash flows from operating activities:
Net income	$1,200	$1,219
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,153	1,897
Provision for doubtful accounts	155	7
Provision for obsolete inventory	29	112
Change in value of investment	(4,793)	—
Loss on disposal of fixed assets	119	—
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Accounts and other receivables	23	(1,880)
Inventory	(836)	413
Other current assets	304	(168)
Accounts payable and accrued expenses	(389)	(236)
Deferred revenue	94	84
Other, net	420	(48)

Net cash provided by operating activities	479	1,400

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(5,271)
Acquisition of assets	—	(700)
Purchase of short term investments	—	(15,000)
Redemption of short term investments	—	15,000
Capital expenditures	(2,115)	(1,395)
Capitalized software	(1,173)	(277)
Collections on notes receivable	304	18
Proceeds from sale of fixed assets	107	—
Decrease in restricted cash	422	—
Payments for acquisition-related costs	(5,653)	(23)

Net cash used in investing activities	(8,108)	(7,648)

Cash flows from financing activities:
Proceeds from stock offering, net	—	24,886
Proceeds from exercise of stock options and warrants	8	—
Payment of note payable related to acquisition of business	—	(7,000)
Payment of notes payable, capital leases and long-term debt	(1,824)	(187)

Net cash provided by (used in) financing activities	(1,816)	17,699

Net increase (decrease) in cash and cash equivalents	(9,445)	11,451
Cash and cash equivalents at beginning of period	16,378	12,601

Cash and cash equivalents at end of period	$6,933	$24,052

During the nine months ended September 30, 2003, the Company financed a total of $4.9 million in previously existing accounts payable and accrued liabilities at December 31, 2002 for MedUnite through the issuance of notes payable. Additionally, the Company also entered into financing arrangements for $0.5 million for certain liability insurance also through the issuance of notes payable.